Exhibit 99.1

January 18, 2012

OSI Systems Receives Six-Year Agreement for Approximately $400 Million to Provide Turnkey Screening Services to Mexico’s Tax Collection Authority

HAWTHORNE, Calif.—(BUSINESS WIRE)— OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronics and services, today announced that its security division, Rapiscan Systems, has been awarded a six-year authorization by Servicio de Administración Tributaria (SAT), Mexico’s tax and customs authority, to provide inspection services by implementing a wide-ranging program of cargo and vehicle security screening systems and services throughout Mexico.

OSI was selected to carry out the program after a thorough and competitive tender process. OSI is the sole provider for this agreement, with an initial award size of approximately $400 million over the six-year duration, and the total award value could increase depending on finalization of program scope.

OSI Systems’ CEO, Deepak Chopra, stated, “The combination of the magnitude, scope, and duration of the SAT award is unprecedented not only for us but for the entire security industry. SAT’s decision to select Rapiscan Systems reaffirms the value of our strategy to expand our security offering beyond the manufacture and sale of screening and detection equipment by providing comprehensive turnkey screening services to our global customer base. This unique service model will result in significant recurring revenue for OSI Systems for the duration of the program.”

Under the program, Rapiscan Systems will provide complete operations of a comprehensive x-ray screening program, which will incorporate technology, staffing, systems integration, and maintenance support at sites networked throughout Mexico, including ports of entry as well as inland checkpoints and airports. These operational capabilities will significantly enhance the Mexican government authorities’ capability to interdict contraband and undeclared materials.

Mr. Chopra continued, “The SAT award is OSI’s second significant win to provide turnkey screening services; it follows the ten-year award from the Puerto Rico Ports Authority (PRPA). Only a small percentage of the world’s cargo volume is currently inspected. There is a growing need and trend to increase the level of cargo screening worldwide. We intend to capitalize on our market position to compete for and win future programs like this one. Our experience and capability to develop and integrate leading edge inspection technologies coupled with our depth of operational expertise is unmatched in the industry and makes us uniquely qualified to secure and manage complex programs like SAT and PRPA.”

Ajay Mehra, President of Rapiscan Systems, stated, “The Mexican government’s initiative to secure its borders and highways represents an important step in the security inspection arena. We are proud to be selected to execute this critical program and our selection reinforces the attractiveness and compelling value of our unique turnkey service model.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including the Company’s fulfillment of the above-described authorization, actual revenues from the authorization, customary termination clauses or future demand for similar services. The Company provides no assurances that any or all of customer’s rights would or would not be exercised. The actual results may differ materially from those described in or implied by any forward-looking statement.

OSI Systems, Inc.

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com

Source: OSI Systems, Inc.

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